EXHIBIT 99.1
IDEX CORPORATION ACQUIRES RICHTER CHEMIE - TECHNIK
NORTHBROOK, IL, October 1, 2008 — IDEX Corporation (NYSE: IEX) today announced the acquisition of Richter Chemie-Technik, a leading provider of premium quality lined pumps, valves and control equipment for the chemical, fine chemical and pharmaceutical industries. Richter’s corrosion resistant fluoroplastic lined products offer superior solutions for demanding applications in the process industry.
Headquartered in Kempen, Germany, with facilities in China and the U.S., Richter has annual revenues of approximately 37 million euro ($53 million USD). Richter will be operated within IDEX’s Fluid and Metering Technologies segment. With a cash consideration of approximately 71 million euro ($101 million USD), Richter is expected to be accretive to IDEX’s earnings in 2009.
Commenting on the acquisition, IDEX Chairman and Chief Executive Officer Larry Kingsley stated, “We are extremely pleased with Richter’s decision to become part of IDEX. Richter is a recognized leader in the growing market for corrosion resistant, specialty pumps and valves. Richter has a superior understanding of pump and valve applications in this market, enabling us to extend our service capability in the process industry within the Fluid and Metering Technologies segment.”
Richter’s management stated, “We are excited to become a part of IDEX and its Fluid and Metering Technologies business. IDEX is a recognized leader in applied engineered solutions, with brand recognition in the chemical and process industries. With the global footprint of IDEX we will be able to grow our position as a technology leader and to support our customers in their expanding process requirements.”
About IDEX
IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, dispensing equipment, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.